Schedule A
to the Investment Advisory Agreement

between Direxion Shares ETF Trust and Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement between Direxion Shares ETF Trust (the “Trust”) and Rafferty Asset Management, LLC (the “Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Funds of the Trust listed below. As compensation for such, the Trust shall pay to Rafferty pursuant to section 7 of the Investment Advisory Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Total Market Bull 3X Shares	0.75%	Total Market Bear 3X Shares	0.75%
Large Cap Bull 3X Shares	0.75%	Large Cap Bear 3X Shares	0.75%
Mid Cap Bull 3X Shares	0.75%	Mid Cap Bear 3X Shares	0.75%
Small Cap Bull 3X Shares	0.75%	Small Cap Bear 3X Shares	0.75%
Developed Markets Bull 3X Shares	0.75%	Developed Markets Bear 3X Shares	0.75%
Emerging Markets Bull 3X Shares	0.75%	Emerging Markets Bear 3X Shares	0.75%
BRIC Bull 3X Shares	0.75%	BRIC Bear 3X Shares	0.75%
China Bull 3X Shares	0.75%	China Bear 3X Shares	0.75%
India Bull 3X Shares	0.75%	India Bear 3X Shares	0.75%
Latin America Bull 3X Shares	0.75%	Latin America Bear 3X Shares	0.75%
Clean Energy Bull 3X Shares	0.75%	Clean Energy Bear 3X Shares	0.75%
Energy Bull 3X Shares	0.75%	Energy Bear 3X Shares	0.75%
Financial Bull 3X Shares	0.75%	Financial Bear 3X Shares	0.75%
Technology Bull 3X Shares	0.75%	Technology Bear 3X Shares	0.75%
Real Estate Bull 3X Shares	0.75%	Real Estate Bear 3X Shares	0.75%
Homebuilders Bull 3X Shares	0.75%	Homebuilders Bear 3X Shares	0.75%
2-Year Treasury Bull 3X Shares	0.75%	2-Year Treasury Bear 3X Shares	0.75%
5-Year Treasury Bull 3X Shares	0.75%	5-Year Treasury Bear 3X Shares	0.75%
10-Year Treasury Bull 3X Shares	0.75%	10-Year Treasury Bear 3X Shares	0.75%
30-Year Treasury Bull 3X Shares	0.75%	30-Year Treasury Bear 3X Shares	0.75%

Dated:     January __, 2009